Exhibit 3.1

ARTICLES OF AMENDMENT OF
SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
GENCO SHIPPING & TRADING LIMITED
UNDER SECTION 90 OF THE BUSINESS CORPORATIONS ACT

The undersigned, the President of Genco Shipping & Trading Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Corporation”), for the purpose of amending the Second Amended and Restated Articles of Incorporation of the Corporation, hereby certifies:

1.	The name of the Corporation is Genco Shipping & Trading Limited.

2.	The Articles of Incorporation of the Corporation were filed with the Registrar of Corporations on September 27, 2004.

3.	The following paragraph is hereby added to the end of Article D of the Second Amended and Restated Articles of Incorporation of the Corporation:

“Upon the effectiveness pursuant to the BCA of the articles of amendment adding this paragraph to Article D of these Articles of Incorporation (the “Reverse Stock Split Effective Time”), each ten (10) shares of common stock, par value $0.01 per share, of the Corporation (“Common Stock”) either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Reverse Stock Split Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, the Corporation shall pay cash (without interest) equal to the number of shares of Common Stock held by any such holder immediately prior to the Reverse Stock Split that were not combined into whole shares of Common Stock upon consummation of the Reverse Stock Split, multiplied by an amount equal to the closing price per share on NYSE on the trading day immediately preceding the effective time of the Reverse Stock Split.  Each certificate that immediately prior to the Reverse Stock Split Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

4.	The foregoing amendment shall be effective on July 7, 2016 at 4:30 p.m. New York Time.

5.	The foregoing amendment was authorized by the unanimous vote of the Corporation’s board of directors and the vote of the holders of a majority of the voting power of all of the Corporation’s outstanding shares entitled to vote thereon at a duly held meeting of shareholders.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on this 7th day of July, 2016.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President